Exhibit 21.1

Subsidiaries of Gaucho Group Holdings, Inc.

1.	Gaucho Group, Inc., a Delaware corporation (owned 79% by Gaucho Group Holdings)

2.	InvestProperty Group, LLC, a Delaware limited liability company

3.	Algodon Global Properties, LLC, a Delaware limited liability company

4.	DPEC Capital, Inc., a Delaware corporation (dormant)

5.	The Algódon – Recoleta S.R.L., an Argentine Sociedad de Responsabilidad Limitada (owned 100% through InvestProperty Group, LLC, Algodon Global Properties, LLC, and Algodon Properties II S.R.L.)

6.	Algodon Europe Limited, a United Kingdom private company (owned 100% by InvestProperty Group, LLC)

7.	Algodon Properties II S.R.L., an Argentine Sociedad de Responsabilidad Limitada (owned 100% through InvestProperty Group, LLC and Algodon Global Properties, LLC)

8.	Algodon Wine Estates S.R.L., an Argentine Sociedad de Responsabilidad Limitada (owned 100% through InvestProperty Group, LLC, Algodon Global Properties, LLC, Algodon Properties II S.R.L. and The Algódon – Recoleta S.R.L.)

9.	Bacchus Collection, Inc., a Delaware corporation (newly-formed, not operating)